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                                                                      EXHIBIT 99




                        UNION TEXAS BANCORPORATION, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS


      The undersigned hereby appoints John H. Keck, Manuel B. Bravo, Jr., and Roger Joseph Schwartz as proxies to vote all shares of capital stock the undersigned is entitled to vote at the Special Meeting of Shareholders of Union Texas Bancorporation, Inc. ("Union") to be held at Union's offices, located at 1100 Matamoros, Laredo, Texas on ___________________, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

      1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated December 4, 1995, as amended by letter agreement dated January 10, 1996 (the "Merger Agreement"), between Union and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will be merged with and into Union and Union will become a wholly-owned subsidiary of Norwest (the "Merger"), all upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is included as Appendix A in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the board of directors and officers of Union as may be necessary or appropriate to carry out the intent and purposes of the Merger.


            FOR  / /              AGAINST  / /            ABSTAIN  / /

      2. In his discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting.

      Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1. If no direction is supplied, the proxy will be voted "FOR" proposal 1.

                                  Dated:                            , 1996.
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                                  (Please sign exactly as name appears at left.)


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                                  (If stock is owned by more than one person,
                                  all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.